Exhibit 107.1

Calculation of Filing Fee Tables

Form S-4

Form Type

Peoples Bancorp Inc.

(Exact Name of Registrant as Specified in is Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Common Stock, no par value	457(c)	7,000,000(1)	N/A	$194,250,006(2)	0.0001102	$21,406.35(3)	—	—	—	—

Fees Previously Paid	Equity	Common Stock, no par value	457(c)	7,000,000(1)	N/A	$194,250,006(2)	0.0001102	$21,406.35	—	—	—	—

Carry Forward Securities

	Total Offering Amounts							$21,406.35

	Total Fees Previously Paid							$21,406.35

	Total Fee Offsets							$0.00

	Net Fee Due							$0.00

(1)

Represents an estimate of the maximum number of shares of common shares, no par value per share, of Peoples Bancorp Inc. based upon an estimate of (x) the maximum number of shares of common stock, no par value, of Limestone Bancorp, Inc. outstanding as of December 07, 2022 or issuable or expected to be exchanged in connection with the merger of Limestone Bancorp, Inc. with and into Peoples Bancorp Inc., collectively equal to 7,777,778, multiplied by (y) the exchange ratio of 0.90 shares of Peoples Bancorp common shares for each share of Limestone Bancorp, Inc. common stock.

(2)

Pursuant to Rule 457(c) and (f)(3) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as (A) the product of (i) $24.98, the average of the high and low prices per share of Limestone Bancorp, Inc. common stock as reported on the Nasdaq Global Select Market® on December 07, 2022, the latest practicable date prior to the date of filing of this registration statement, and (ii) 7,777,778, the estimated maximum number of shares of common stock of Limestone Bancorp, Inc. that may be exchanged in the merger.

(3)

Calculated pursuant to Rule 457 under the Securities Act to be $21,406.35, which is equal to 0.0001102 multiplied by the proposed maximum aggregate offering price of shares of Peoples Bancorp Inc. common stock of $194,250,006.